DataMEG Corp. and Union Telecom Ltd Enter Into Formal Merger Negotiations Monday

March 1, 2004 8:31 am ET

BOSTON, Mar. 1 /PRNewswire-FirstCall/ -- DataMEG Corp. (OTC Bulletin Board:
DTMG - News) and Union Telecom LTD announced today that they have initiated merger discussions between their respective entities Union Telecom LTD, is a Hong Kong based telecommunications business with sales revenues exceeding $360M annually.

The parties will continue negotiations in Hong Kong in approximately the next 10 business days and initiate the process of obtaining the regulatory approvals under Hong Kong and United States law. The completion of the Merger Agreement will be subject to certain conditions. These include, but are not limited to, final negotiation and execution of binding transaction documents, completion of the due diligence processes, receipt of all necessary approvals and compliance with all applicable laws and corporate governance procedures, as required between these entities and their respective legal jurisdictions.

DataMEG Corp. and Union Telecom LTD believe that the merger, when completed, will validate synergies that exist between the companies. The blending of their individual resources and technologies will allow for market expansion into the emerging VoIP market. NECI, a wholly-owned subsidiary of DataMEG Corp., has targeted the VoIP market domestically and internationally.

"The merger between DataMEG Corp. and Union Telecom LTD makes sense for both business enterprises and is underscored by the Distribution Agreement which we signed with INTL in November 2003", stated Andrew Benson, President DataMEG Corp. Mr. Benson added, "Union Telecom LTD will provide DataMEG Corp. with financial stability, management expertise and product expansion in the Pacific Rim Market. This should insure the acceptance of the NECI products in these expanding telecommunications markets." The merger will provide Union Telecom LTD with an opportunity to provide additional and enhanced services to their expanding customer base.

For further information about this release and the business at DataMEG Corp.
(DTMG), contact Rich Kaiser, Investor Relations, YES INTERNATIONAL,
800-631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "would", "will", and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.


Source: DataMEG Corp.